Exhibit 3.4

Execution Version

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ZENITH ENERGY LOGISTICS PARTNERS LP

a Delaware limited partnership

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, effective as of December 21, 2017 (this “Agreement”), is adopted, executed and agreed to by the General Partner and the Limited Partners.

R E C I T A L S

WHEREAS, the Partnership was formed as a limited partnership under the Act pursuant to a certificate of limited partnership filed in the office of the Delaware Secretary of State (the “Certificate”);

WHEREAS, the General Partner and the Lightfoot Capital Partners, LP, the original organizational limited partner, entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 12, 2013 (as amended, restated or modified from time to time, the “Original Agreement”);

WHEREAS, on December 21, 2017, the Partnership consummated the transactions contemplated by that certain Purchase Agreement and Plan of Merger, dated as of August 29, 2017 (as amended, restated or modified from time to time, the “Merger Agreement”), by and among the Partnership, the General Partner, Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company (“Merger Sub”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and the sole member of Merger Sub (“Zenith Logistics Holdings”), and the other parties thereto, pursuant to which the Partnership merged with and into Merger Sub, with the Partnership continuing to exist as the surviving entity;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, the Partnership conducted business under the name “Arc Logistics Partners LP”;

WHEREAS, simultaneously with the execution of this Agreement and effective as of the date hereof, the General Partner filed a Certificate of Amendment to the Certificate to change the name of the Partnership to “Zenith Energy Logistics Partners LP”;

WHEREAS, following the consummation of the transactions contemplated by the Merger Agreement and effective as of the date hereof, Zenith Logistics Holdings is the sole limited partner of the Partnership; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all, the General Partner and the Limited Partner hereby agree to amend and restate the Original Agreement in accordance with Article XIII of the Original Agreement as follows:

A G R E E M E N T

ARTICLE 1

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Affiliates” means when used with respect to a specified person, any person which directly or indirectly Controls, is Controlled by or is Under Common Control with such specified person.

“Control,” including the correlative terms “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise) of a person.

“Equity Interests” means: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event; and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“General Partner” means Zenith Energy Logistics GP, LLC (f/k/a Arc Logistics GP, LLC), a Delaware limited liability company.

“Limited Partner” means Zenith Logistics Holdings and any other limited partner admitted to the Partnership from time to time.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Zenith Energy Logistics Partners, LP (f/k/a Arc Logistics Partners LP), a Delaware limited partnership.

“Percentage Interests” means, with respect to any Limited Partner, the limited partnership interest set forth across from each such Limited Partner’s name on Schedule I attached hereto.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation. Subject to the provisions of this Agreement, the Partnership has been formed as a limited partnership pursuant to the provisions of the Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Zenith Energy Logistics Partners, LP”.

2.3 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.4 Purpose. The purpose and business of the Partnership shall be to engage in any lawful business, purpose or activity for which limited partnerships may be organized under the Act.

2.5 Partnership Interests; Initial Capital Contributions. The General Partner shall have a non-economic general partner interest and each of the Limited Partners shall have a limited partner partnership interest as set forth across from each such Limited Partner’s name on Schedule I.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS

3.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

3.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Limited Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

3.3 Distributions. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds. In its sole discretion, the General Partner may also distribute to the Limited Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Limited Partners.

ARTICLE 4

MANAGEMENT AND OPERATIONS OF BUSINESS

The management of the Partnership shall be exclusively vested in the General Partner and the Limited Partners shall not have any power to control or manage the Partnership. The powers of the Partnership shall be exercised under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner.

ARTICLE 5

NO LIABILITY OF LIMITED PARTNER

No Partner shall have any liability for the obligations, debts or liabilities of the Partnership except to the extent provided in the Act.

ARTICLE 6

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.3. No other event will cause the Partnership to dissolve.

ARTICLE 7

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may modify, alter, supplement or amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE 8

GENERAL PROVISIONS

8.1 Duties, Exculpation and Indemnity.

(a) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, to the fullest extent permitted by applicable law, no Partner (including the General Partner) shall have any fiduciary or other duties (including any duty of disclosure) to the Partnership, any officer or any other person that is a party to or bound by this Agreement. To the fullest extent permitted by applicable law, neither any Partner (including the General Partner) nor its partners, members or equityholders nor any of their respective directors, managers, officers or employees, (individually, a “Partner Covered Person” and, collectively, the “Partner Covered Persons”) shall be liable or accountable in damages or otherwise to the Partnership for any act or omission done or omitted by any Partnership Covered Person. To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless each Partner Covered Person against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Partner Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Partner Covered Person in connection with the Partnership, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Partner Covered Person engaged in actual fraud or willful misconduct. Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a Partner Covered Person and relating to any proceeding in connection with which indemnification is sought under this section shall be advanced by the Partnership upon written demand by such Partner Covered Person; provided that such Partner Covered Person shall reimburse the Partnership for such expenses if it is finally determined that such Partner Covered Person is not entitled to indemnification hereunder.

(b) To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless (i) any officer of the Partnership and (ii) each person who is or was an employee of the Partnership or a director, officer or employee of any subsidiary of the Partnership who the General Partner expressly designates as a being entitled to the rights to indemnification set forth in this Section in a written resolution (individually, an “O&E Covered Person” and, collectively, the “O&E Covered Persons”) against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the O&E Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the O&E Covered Person in connection with the Partnership to the same extent as if the Partnership were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such O&E Covered Person would not be so entitled to be indemnified and held harmless if the Partnership were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a O&E Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section shall be advanced by the Partnership upon written demand by such O&E Covered Person; provided that such O&E Covered Person shall reimburse the Partnership for such expenses if it is finally determined that such O&E Covered Person is not entitled to indemnification hereunder.

(c) The Partnership and each of the Partners acknowledge that certain of the Partner Covered Persons and O&E Covered Persons (“Institutional Investor Indemnities”) have certain rights to indemnification, advancement of expenses or insurance provided by certain Affiliates, including the General Partner (collectively, the “Institutional Investor Indemnitors”). The Partnership agrees, and the Partners acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Partnership and an Institutional Investor Indemnitee), (A) the Partnership is the indemnitor of first resort (i.e., its obligations to each Institutional Investor Indemnitee are primary and any obligation of the Institutional Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any

Institutional Investor Indemnitee are for the same expenses or liabilities incurred by any Institutional Investor Indemnitee are secondary) and (B) the Partnership shall be required to advance the full amount of expenses incurred by an Institutional Investor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that an Institutional Investor Indemnitee may have against the Institutional Investor Indemnitors; and (ii) the Partnership irrevocably waives, relinquishes and releases the Institutional Investor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Institutional Investor Indemnitee has received indemnification or advancement from the Partnership. The Partnership further agrees that no advancement or payment by the Institutional Investor Indemnitors on behalf of any Institutional Investor Indemnitee with respect to any claim for which an Institutional Investor Indemnitee has sought indemnification from the Partnership shall affect the foregoing and that the Institutional Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Institutional Investor Indemnitee against the Partnership. The Partnership and each Partner agree that the Institutional Investor Indemnitors are expressly third party beneficiaries of the terms of this Section 8.1(c).

(d) Subject to Section 8.1(c), the rights to indemnification and advancement of expenses set forth in this Agreement shall not limit any rights to indemnification and advancement of expenses that may be available to any Partner Covered Person or O&E Covered Person pursuant to any other agreement, arrangement or entitlement, whether by or from the General Partner or otherwise.

8.2 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT -OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner, effective as of the date first set forth above.

GENERAL PARTNER:

Zenith Energy Logistics GP, LLC a Delaware limited liability company

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

LIMITED PARTNER:

Zenith Energy U.S. Logistics Holdings, LLC a Delaware limited liability company

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

[Signature Page to Limited Partnership Agreement of Zenith Energy Logistics Partners LP]

SCHEDULE I

Limited Partner	Partnership Interests
Zenith Energy U.S. Logistics Holdings, LLC	100%

SCHEDULE I